Exhibit 99.2

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes thereto in Item 8 of this Report.

Overview

We are a provider of mobile voice and data communication services via satellite. Our communications platform extends telecommunications beyond the boundaries of terrestrial wireline and wireless telecommunications networks to serve our customer’s desire for connectivity. Using in-orbit satellites and ground stations, which we call gateways, we offer voice and data communications services to government agencies, businesses and other customers in over 120 countries.

In early 2002, Old Globalstar and three of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. We were formed in Delaware in November 2003 for the purpose of acquiring substantially all the assets of Old Globalstar and its subsidiaries. With Bankruptcy Court approval, we acquired Old Globalstar’s assets and assumed certain of its liabilities in a two-step transaction, with the first step completed on December 5, 2003, and the second step on April 14, 2004 (the “Reorganization”). On January 1, 2006, we elected to be taxed as a C corporation, and on March 17, 2006, we converted from a Delaware limited liability company to a Delaware corporation.

Going Concern.  We currently lack sufficient resources to fund the procurement and deployment of our second-generation constellation and other related construction costs and our on-going operations, which are currently generating negative cash flows. Due to the worldwide economic crisis and the tight credit market, obtaining suitable additional financing remains challenging. Our registered public accounting firm’s audit report on our consolidated financial statements as of December 31, 2008, and for the year then ended includes a “going concern” explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern. The “going concern” explanatory paragraph reflects substantial doubt about our ability to obtain this financing in a timely manner.

We have initiated plans to improve our liquidity by seeking a combination of debt and equity funding to procure and deploy our second-generation constellation and related ground infrastructure as well as to fund our current operations. Our plans also include restructuring our operations by seeking to reduce costs in underperforming markets and consolidate resources around the world to operate our network more efficiently. We have also undertaken a plan to market aggressively our Simplex based products, including the SPOT personal satellite messenger, to generate incremental cash flow from operations. If our plans are successful, we believe we will have sufficient liquidity to finance the anticipated costs to procure and deploy the second-generation constellation and related ground infrastructure costs and to fund our current operations for at least the next 12 months. However, the successful execution of our plans is dependent upon many factors, some of which are beyond our control. We cannot assure you that any portion of our plans will be achieved. If we fail to obtain the necessary additional financing in a timely manner, the procurement and deployment of our second-generation satellite constellation, related construction costs and our ongoing operations will be materially adversely impacted.

On March 25, 2009, we announced that Coface, the export credit agency acting on behalf of the French government, has agreed to provide long-term credit insurance in support of a proposed $574 million credit facility to be extended to us by a syndicate of banks. Banks who have received initial credit committee approvals in relation to the credit facility, which will bear interest at approximately 6.3%, include PNB Paribas, Natixis and Societe Generale. The credit facility and our receipt of funding are subject to final documentation and closing conditions, and there can be no assurance that any closing will occur.

The principal closing conditions include the conversion into equity at closing of the senior secured term and revolving credit facility loans to us from Thermo Funding and our receipt of additional equity and contingent equity in an amount of approximately $100 million, most of which is expected to be provided by Thermo Funding.

Material Trends and Uncertainties.  Our satellite communications business, by providing critical mobile communications to our subscribers, serves principally the following markets: government, public safety and disaster relief; recreation and personal; oil and gas; maritime and fishing; natural resources, mining and forestry; construction; utilities; and transportation. Our industry has been growing as a result of:

•                  favorable market reaction to new pricing plans with lower service charges;

•                  awareness of the need for remote communication services;

•                  increased demand for communication services by disaster and relief agencies and emergency first responders;

•                  improved voice and data transmission quality;

•                  a general reduction in prices of user equipment; and

•                  innovative data products and services.

Nonetheless, as further described under “Risk Factors,” we face a number of challenges and uncertainties, including:

•                  Financial resources and liquidity.  We currently lack sufficient funds to fulfill our commitments for capital expenditures and support our current operations. See “Going Concern” above.

•                  The economy.  The current recession and its effects on credit markets and consumer spending is adversely affecting both sales of our products and services and our ability to obtain the additional financing necessary to fund our capital expenditures and current operations.

•                  Constellation life and health.  Our current satellite constellation is aging. We successfully launched our eight spare satellites in 2007. All of our satellites launched prior to 2007 have experienced various anomalies over time, one of which is a degradation in the performance of the solid-state power amplifiers of the S-band communications antenna subsystem (our “two-way communication issues”). The S-band antenna provides the downlink from the satellite to a subscriber’s phone or data terminal. Degraded performance of the S-band antenna amplifiers reduces the availability of two-way voice and data communication between the affected satellites and the subscriber and may reduce the duration of a call. When the S-band antenna on a satellite ceases to be functional, two-way communication is impossible over that satellite, but not necessarily over the constellation as a whole. We continue to provide two-way subscriber service because some of our satellites are fully functional but at certain times in any given location it may take longer to establish calls and the average duration of calls may be reduced. There are periods of time each day during which no two-way voice and data service is available at any particular location. The root cause of our two-way communication issues is unknown, although we believe it may result from irradiation of the satellites in orbit caused by the space environment at the altitude that our satellites operate.

The decline in the quality of two-way communication does not affect adversely our one-way Simplex data transmission services, including our SPOT satellite messenger products and services, which utilize only the L-band uplink from a subscriber’s Simplex terminal to the satellites. The signal is transmitted back down from the satellites on our C-band feeder links, which are functioning normally, not on our S-band service downlinks.

We continue to work on plans, including new products and services and pricing programs to mitigate the effects of reduced service availability upon our customers and operations. Among other things, we requested Thales Alenia Space to present a four-part sequential plan for accelerating delivery of the initial 24 satellites of our second-generation constellation by up to four months. To date, we have accepted the first two portions of this plan. See “Part I, Item 1A. Risk Factors—Our satellites have a limited life and some have failed, which causes our network to be compromised and which materially and adversely affects our business, prospects and profitability.”

•                  Competition and pricing pressures.  We face increased competition from both the expansion of terrestrial-based cellular phone systems and from other mobile satellite service providers. For example, Inmarsat plans to commence offering satellite services to handheld devices in the United States in 2009, and several competitors, such as ICO Global, are constructing or have launched geostationary satellites that provide mobile satellite service. Increased numbers of competitors, and the introduction of new services and products by competitors, increases competition for subscribers and pressures all providers, including us, to reduce prices. Increased competition may result in loss of subscribers, decreased revenue, decreased gross margins, higher churn rates, and, ultimately, decreased profitability and cash.

•                  Technological changes.  It is difficult for us to respond promptly to major technological innovations by our competitors because substantially modifying or replacing our basic technology, satellites or gateways is time-consuming and very expensive. Approximately 79% of our total assets at December 31, 2008 represented fixed assets. Although we plan to procure and deploy our second-generation satellite constellation and upgrade our gateways and other ground facilities, we may nevertheless become vulnerable to the successful introduction of superior technology by our competitors.

•                  Capital expenditures.  We have incurred significant capital expenditures during 2007 and 2008 and we expect to incur additional significant expenditures through 2013 under the following commitments:

•                  We estimate that procuring and deploying our second-generation satellite constellation and upgrading our gateways and other ground facilities will cost approximately $1.26 billion (at a weighted average conversion rate of €1.00=$1.3151 and excluding launch costs for the second 24 satellites, internal costs and capitalized interest), which we expect will be reflected in capital expenditures through 2013. The following obligations are included in this amount:

•                  In November, 2006, we entered into a contract with Thales Alenia Space for the construction of our second-generation constellation. The total contract price, including subsequent additions, will be approximately €670.3 million (approximately $931.1 million at a weighted average conversion rate of €1.00 = $1.3891 at December 31, 2008, including approximately €146.8 million which was paid by us in U.S. dollars at a fixed conversion rate of €1.00 = $1.2940). We have made payments in the amount of approximately €258.1 million (approximately $347.5 million) through December 31, 2008 under this contract. At our request, Thales Alenia Space has presented to us a four-part sequential plan for accelerating delivery of the initial 24 satellites by up to four months. The expected cost of this acceleration will range from approximately €6.7 million to €13.4 million ($9.4 million to $18.9 million at € 1.00 = $1.4097 at December 31, 2008). In 2007, we accepted the first two portions of the Thales four-part sequential acceleration plan with an additional cost of €4.1 million ($5.9 million at €1.00 = $1.4499).

•                  In March 2007, we entered into a €9.2 million (approximately $13.1 million at a weighted average conversion rate of €1.00 = $1.4252) agreement with Thales Alenia Space for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the “Control Network Facility”) for our second-generation satellite constellation. We have made aggregate payments under this contract of approximately €6.7 million (approximately $9.9 million) through December 31, 2008.

•                  In September, 2007, we entered into a contract with our Launch Provider for the launch of our second-generation satellites and certain pre and post-launch services. Pursuant to the contract, our Launch Provider will make four launches of six satellites each, and we have the option to require our Launch Provider to make four additional launches of six satellites each. The total contract price for the first four launches is $216.1 million. On July 5, 2008, we amended our agreement with our Launch Provider for the launch of our second-generation satellites and certain pre and post-launch services. Under the amended terms, we can defer payment on up to 75% of certain amounts due to the Launch Provider. The deferred payments will incur annual interest at 8.5% to 12% and become payable one month before the corresponding launch date. We have made aggregate payments under this contract of approximately $26.3 million through December, 31, 2008.

•                  On May 14, 2008, we entered into a contract with Hughes under which Hughes will design, supply and implement the Radio Access Network (“RAN”) ground network equipment and software upgrades for installation at a number of our satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in our various next-generation devices. The total contract purchase price of approximately $100.8 million is payable in various increments over a period of 40 months. We have the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. We have made aggregate payments under this contract of approximately $5.4 million through December 31, 2008. We expensed $1.8 million of these payments and capitalized $3.6 million as second-generation ground component.

•                  On October 8, 2008, we signed an agreement with Ericsson Federal Inc., a leading global provider of technology and services to telecom operators. According to the $22.7 million contract, Ericsson will work with us to develop, implement and maintain a ground interface, or core network, system that will be installed at our satellite gateway ground stations. The all Internet protocol (IP) based core network system is wireless 3G/4G compatible and will link our radio access network to the public-switched telephone network (PSTN) and/or Internet. Design of the new core network system is now underway.

•                  We have completed construction of a gateway in Singapore at a total cost of approximately $4.0 million. This gateway was fully operational for Simplex service in October 2008. We expect to introduce Duplex service when our second- generation satellite constellation becomes operational.

See “Going Concern” and “Liquidity and Capital Resources” for a discussion of our requirements and resources for funding these capital expenditures.

•                  Introduction of new products.  We work continuously with the manufacturers of the products we sell to offer our customers innovative and improved products. Virtually all engineering, research and development costs of these new products are paid by the manufacturers. However, to the extent the costs are reflected in increased inventory costs to us, and we are unable to raise our prices to our subscribers correspondingly, our margins and profitability would be reduced.

Simplex Products (Personal Tracking Services and Emergency Messaging).  In early November 2007, we introduced the SPOT satellite messenger, aimed at attracting both the recreational and commercial markets that require personal tracking, emergency location and messaging solutions for users that require these services beyond the range of traditional terrestrial and wireless communications. Using the Globalstar Simplex network and web-based mapping software, this device provides consumers with the capability to trace or map the location of the user on Google Maps™. The product enables users to transmit messages to specific preprogrammed email addresses, phone or data devices, and to request assistance in the event of an emergency. We are continuing to work on second-generation SPOT-like applications.

•                  SPOT Satellite Messenger Addressable Market

We believe the addressable market for our SPOT satellite messenger products and services in North America alone is approximately 50 million units primarily made up of outdoor enthusiasts. Our objective is to capture 2-3% of that market in the next few years. The reach of our Simplex System, on which our SPOT satellite messenger products and services rely, covers approximately 60% of the world population. We intend to market our SPOT satellite messenger products and services aggressively in our overseas markets including South and Central America, Western Europe, and through independent gateway operators in their respective territories.

•                  SPOT Satellite Messenger Pricing

We intend the pricing for SPOT satellite messenger products and services and equipment to be very attractive in the consumer marketplace. Annual service fees, depending whether they are for domestic or international service, currently range from $99.99 to approximately $140.00 for our basic level plan, and $149.98 to approximately $200.00 with additional tracking capability. The equipment is sold to end users at $149.99 to approximately $280.00 per unit (subject to foreign currency rates). Our distributors set their own retail prices for SPOT satellite messenger equipment and service.

•                  SPOT Satellite Messenger Distribution

We are distributing and selling our SPOT satellite messenger through a variety of existing and new distribution channels. We have signed distribution agreements with a number of “Big Box” retailers and other similar distribution channels including Amazon.com, Bass Pro Shops, Best Buy Canada, Big 5 Sporting Goods, Big Rock Sports, Cabela’s, Campmor, Costco, Joe’s Sport, London Drug, Outdoor and More, Gander Mountain, REI, Sportsman’s Warehouse, The Source by Circuit City dealers, Wal-Mart.com, West Marine, DBL Distribution, D.H. Distributions, and CWR Electronics. We currently sell SPOT satellite messenger products through approximately 7,500 distribution points and expect to reach 10,000 in 2009. We also sell directly using our existing sales force into key vertical markets and through our direct e-commerce website (www.findmespot.com).

SPOT satellite messenger products and services have been introduced only recently and their commercial introduction and their commercial success cannot be assured.

•                  Fluctuations in interest and currency rates.  Debt under our credit agreement bears interest at a floating rate. Therefore, increases in interest rates will increase our interest costs if debt is outstanding. A substantial portion of our revenue (40% for the year ended December 31, 2008) is denominated in foreign currencies. In addition, a substantial majority of our obligations under the contracts for our second-generation constellation and related control network facility are denominated in Euros. Any decline in the relative value of the U.S. dollar may adversely affect our revenues and increase our capital expenditures. See “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” for additional information.

•                  Ancillary Terrestrial Component (ATC).  ATC is the integration of a satellite-based service with a terrestrial wireless service resulting in a hybrid mobile satellite service. The ATC network would extend our services to urban areas and inside buildings in both urban and rural areas where satellite services currently are impractical. We believe we are at the forefront of ATC development and expect to be the first market entrant through our contract with Open Range described below. In addition, we are considering a range of options for rollout of our ATC services. We are exploring selective opportunities with a variety of media and communication companies to capture the full potential of our spectrum and U.S. ATC license.

On October 31, 2007, we entered into an agreement with Open Range Communications, Inc. that permits Open Range to deploy service in certain rural geographic markets in the United States under our ATC authority. Open

Range will use our spectrum to offer dual mode mobile satellite based and terrestrial wireless WiMAX services to over 500 rural American communities. On December 2, 2008, we amended our agreement with Open Range. The amended agreement reduced our preferred equity commitment to Open Range from $5 million to $3 million (which investment was made in the form of bridge loans that converted into preferred equity at the closing of Open Range’s equity financing). Under the agreement as amended, Open Range will have the right to use a portion of our spectrum within the United States and, if Open Range so elects, it can use the balance of our spectrum authorized for ATC services, to provide these services. Open Range has options to expand this relationship over the next six years, some of which are conditional upon Open Range electing to use all of the licensed spectrum covered by the agreement. Commercial availability is expected to begin in selected markets in 2009. The initial term of the agreement of up to 30 years is co-extensive with our ATC authority and is subject to renewal options exercisable by Open Range. Either party may terminate the agreement before the end of the term upon the occurrence of certain events, and Open Range may terminate it at any time upon payment of a termination fee that is based upon a percentage of the remaining lease payments. Based on Open Range’s business plan used in support of its $267 million loan under a federally authorized loan program, the fixed and variable payments to be made by Open Range over the initial term of 30 years indicate a value for this agreement between $0.30—$0.40/MHz/POP. Open Range satisfied the conditions to implementation of the agreement on January 12, 2009 when it completed its equity and debt financing, consisting of a $267 million broadband loan from the Department of Agriculture Rural Utilities Program and equity financing of $100 million. Open Range has remitted to us its initial down payment of $2 million. Open Range’s annual payments in the first six years of the agreement will range from approximately $0.6 million to up to $10.3 million, assuming it elects to use all of the licensed spectrum covered by the agreement. The amount of the payments that we will receive from Open Range will depend on a number of factors, including the eventual geographic coverage of and the number of customers on the Open Range system.

In addition to our agreement with Open Range Communications, Inc. (See “Item 1.—Ancillary Terrestrial Component—ATC Opportunities”), we hope to exploit additional ATC monetization strategies and opportunities in urban markets or in suburban areas that are not the subject of our agreement with Open Range. Our system is flexible enough to allow us to use different technologies and network architectures in different geographic areas.

Service and Subscriber Equipment Sales Revenues.  The table below sets forth amounts and percentages of our revenue by type of service and equipment sales for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006
	Revenue	% of Total Revenue	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Service Revenue:
Mobile (voice and data)	$41,883	49%	$60,920	62%	$71,101	52%
Fixed (voice and data)	3,506	4	5,369	5	7,741	6
Data	784	1	1,649	2	1,573	1
Simplex	6,362	7	2,407	2	1,636	1
Independent gateway operators	3,098	4	4,465	5	8,032	6
Other(1)	6,161	7	3,503	4	1,954	1
Total Service Revenue	61,794	72	78,313	80	92,037	67
Subscriber Equipment Sales:
Mobile equipment	8,095	9	11,931	12	22,542	17
Fixed equipment	1,164	1	2,160	2	6,149	5
Data and Simplex	10,170	12	1,946	2	2,023	1
Accessories/misc	4,832	6	4,048	4	13,920	10
Total Subscriber Equipment Sales	24,261	28	20,085	20	44,634	33
Total Revenue	$86,055	100%	$98,398	100%	$136,671	100%

(1)                                  Includes activation fees and engineering service revenue.

Operating Income (Loss).  We realized an operating loss of $57.7 million for 2008 compared to an operating loss of $24.6 million in 2007. We attribute the increase in operating loss to lower service revenue, higher depreciation and operating costs from our acquisition of gateways in Brazil.

Subscribers and ARPU for 2008, 2007 and 2006.  The following table set forth our Average number of subscribers and ARPU for retail, IGO and Simplex customers for 2008, 2007 and 2006. The following numbers are subject to immaterial rounding inherent in calculating averages.

	Year Ended December 31,
	2008	2007	% Net Change
Average number of subscribers for the period:
Retail	118,580	122,709	(3)%
IGO	79,202	90,254	(12)
Simplex	118,072	64,034	84
ARPU (monthly):
Retail	$35.19	$46.26	(24)%
IGO	$3.26	$4.12	(21)
Simplex	$4.48	$3.11	44

	Year Ended December 31,
	2007	2006	% Net Change
Average number of subscribers for the period:
Retail	122,709	112,390	9%
IGO	90,254	79,822	13
Simplex	64,034	36,035	78
ARPU (monthly):
Retail	$46.26	$58.91	(21)%
IGO	$4.12	$8.39	(51)
Simplex	$3.11	$3.78	(18)

	December 31, 2008	December 31, 2007	% Net Change
Ending number of subscribers:
Retail	115,371	118,747	(3)%
IGO	73,763	87,930	(16)
Simplex	155,196	77,449	100
Total	344,330	284,126	21%

	December 31, 2007	December 31, 2006	% Net Change
Ending number of subscribers:
Retail	118,747	122,688	(3)%
IGO	87,930	87,458	1
Simplex	77,449	52,656	47
Total	284,126	262,802	8%

The total number of net subscribers increased from approximately 284,000 at December 31, 2007 to approximately 344,000 at December 31, 2008. Although we experienced a net increase in our total customer base of 21% from December 31, 2007 to December 31, 2008, our total service revenue decreased for the same period. This is due primarily to lower contributions from subscribers in addition to the change in our subscriber mix.

Independent Gateway Acquisition Strategy

Currently, 13 of the 26 gateways in our network are owned and operated by unaffiliated companies, which we call independent gateway operators, some of whom operate more than one gateway. We have no financial interest in these independent gateway operators other than arms’ length contracts for wholesale minutes of service. Some of these independent gateway operators have been unable to grow their businesses adequately due in part to limited resources. Old Globalstar initially developed the independent gateway operator acquisition strategy to establish operations in multiple territories with reduced demands on its capital. In addition, there are territories in which for political or other reasons, it is impractical for us to operate directly. We sell services to the independent gateway operators on a wholesale basis and they resell them to their customers on a retail basis.

We have acquired, and intend to continue to pursue the acquisition of, independent gateway operators when we believe we can do so on favorable terms and the current independent operator has expressed a desire to sell its assets to us, subject to capital availability. We believe that these acquisitions can enhance our results of operations in three respects. First, we believe that, with our greater financial and technical resources, we can grow our subscriber base and revenue faster than some of the independent gateway operators. Second, we realize greater margin on retail sales to individual subscribers than we do on wholesale sales to independent gateway operators. Third, we believe expanding the territory we serve directly will better position us to market our services directly to multinational customers who require a global communications provider.

However, acquisitions of independent gateway operators do require us to commit capital for acquisition of their assets, as well as management resources and working capital to support the gateway operations, and therefore increase our risk in operating in these territories directly rather than through the independent gateway operators. In addition, operating the acquired gateways increases our marketing, general and administrative expenses. Our credit agreement limits to $25.0 million the aggregate amount of cash we may invest in foreign acquisitions without the consent of our lenders.

In February 2005, we purchased the Venezuela gateway for $1.6 million in cash to be paid over four years. Effective January 1, 2006, we acquired the Central American gateway and other real property assets for $5.2 million, paid principally in shares of our common stock. In March 2008, we acquired an independent gateway operator that owns three satellite gateway ground stations in Brazil for $6.5 million, paid principally in the shares of our Common Stock. We also incurred transaction costs of $0.3 million related to this acquisition. We are unable to predict the timing or cost of further acquisitions because independent gateway operations vary in size and value.

Performance Indicators

Our management reviews and analyzes several key performance indicators in order to manage our business and assess the quality of and potential variability of our earnings and cash flows. These key performance indicators include:

•                  total revenue, which is an indicator of our overall business growth;

•                  subscriber growth and churn rate, which are both indicators of the satisfaction of our customers;

•                  average monthly revenue per unit, or ARPU, which is an indicator of our pricing and ability to obtain effectively long-term, high-value customers. We calculate ARPU separately for each of our retail, IGO and Simplex businesses;

•                  operating income, which is an indication of our performance;

•                  EBITDA, which is an indicator of our financial performance; and

•                  capital expenditures, which are an indicator of future revenue growth potential and cash requirements.

Seasonality

Our results of operations are subject to seasonal usage changes. April through October are typically our peak months for service revenues and equipment sales. Government customers in North America tend to use our services during summer months, often in support of relief activities after events such as hurricanes, forest fires and other natural disasters.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and judgments that affect our revenues and expenses for the periods reported and the reported amounts of our assets and liabilities, including contingent assets and liabilities, as of the date of the financial statements. We evaluate our estimates and judgments, including those related to revenue recognition, inventory, long-lived assets, income taxes, pension obligations, derivative instruments and stock-based compensation, on an on-going basis. We base our estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. We believe the following accounting policies are most important to understanding our financial results and condition and require complex or subjective judgments and estimates.

Revenue Recognition

We defer customer activation fees and recognize them over four to five year periods, which approximates the estimated average life of the customer relationship. We periodically evaluate the estimated customer relationship life. Historically, changes in the estimated life have not been material to our financial statements.

We bill monthly access fees to retail customers and resellers, representing the minimum monthly charge for each line of service based on its associated rate plan, on the first day of each monthly bill cycle. We bill airtime minute fees in excess of the monthly access fees in arrears on the first day of each monthly billing cycle. To the extent that billing cycles fall during the course of a given month and a portion of the monthly services has not been delivered at month end, we prorate fees and defer fees associated with the undelivered portion of a given month. Under certain annual plans, where customers prepay for minutes, we defer revenue until the minutes are used or the prepaid time period expires. Unused minutes accumulate until they expire, usually one year after activation. In addition, we offer other annual plans under which the customer is charged an annual fee to access our system. We recognize these fees on a straight-line basis over the term of the plan. In some cases, we charge a per minute rate whereby we recognize the revenue when each minute is used.

Occasionally we have granted to customers credits which are expensed or charged against deferred revenue when granted.

Subscriber acquisition costs include items such as dealer commissions, internal sales commissions and equipment subsidies and are expensed at the time of the related sale.

We also provide certain engineering services to assist customers in developing new technologies related to our system. We record the revenues associated with these services when the services are rendered, and we record the expenses when incurred. We record revenues and costs associated with long term engineering contracts on the percentage-of-completion basis of accounting.

We own and operate our satellite constellation and earn a portion of our revenues through the sale of airtime minutes on a wholesale basis to independent gateway operators. We recognize revenue from services provided to independent gateway operators based upon airtime minutes used by their customers and contractual fee arrangements. If collection is uncertain, we recognize revenue when cash payment is received.

Our annual plans (sometimes called Liberty plans) require users to pre-pay usage charges for the entire plan period, generally 12 months, which results in the deferral of certain of our revenues. Under our revenue recognition policy for these annual plans, we defer revenue until the earlier of when the minutes are used or when these minutes expire. We recognize any unused minutes as revenue at the expiration of a plan. Most of our customers have not used all the minutes that are available to them or have not used them at the pace anticipated, which has caused us to defer a portion of our service revenue.

During the second quarter of 2007, we introduced an unlimited airtime usage service plan (called the Unlimited Loyalty plan) which allows existing and new customers to use unlimited satellite voice minutes for anytime calls for a fixed monthly or annual fee. The unlimited loyalty plan incorporates a declining price schedule that reduces the fixed monthly fee at the completion of each calendar year through the duration of the customer agreement, which ends on June 30, 2010. Customers have an option to extend their customer agreement by one year at the fixed price. We record revenue for this plan on a monthly basis based on a straight line average derived by computing the total fees charged over the term of the customer agreement and dividing it by the number of the months. If a customer cancels prior to the ending date of the customer agreement, we recognize the balance in deferred revenue.

We sell SPOT satellite messenger services as annual plans and bill them to the customer at the time the customer activates the service. We defer revenue on such annual service plans upon activation and recognize it ratably over the service term.

At December 31, 2008 and December 31, 2007, our deferred revenue aggregated approximately $20.6 million (with $1.3 million included in non-current liabilities) and $20.4 million (with $1.0 million included in non-current liabilities), respectively.

Subscriber equipment revenue represents the sale of fixed and mobile user terminals, accessories and SPOT satellite messenger product. We recognize revenue upon shipment provided title and risk of loss have passed to the customer, persuasive evidence of an arrangement exists, the fee is fixed and determinable and collection is probable.

In December 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. In some arrangements, the different revenue- generating activities (deliveries) are sufficiently separable and there exists sufficient evidence of their fair values to account separately for some or all of the deliveries (that is, there are separate units of accounting). In other arrangements, some or all of the deliveries are not independently functional, or there is not sufficient evidence of their fair values to account for them separately. EITF Issue No. 00-21 addresses when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. EITF Issue No. 00-21 does not change otherwise applicable revenue recognition criteria.

Inventory

Inventory consists of purchased products, including fixed and mobile user terminals, accessories and gateway spare parts. We state inventory transactions at the lower of cost or market. At the end of each quarter, we review product sales and returns from the previous twelve months and write off any excess and obsolete inventory. Cost is computed using the first-in, first-out (FIFO) method. We record inventory allowances for inventories with a lower market value or that are slow moving in the period of determination.

Globalstar System, Property and Equipment

Our Globalstar System assets include costs for the design, manufacture, test and launch of a constellation of low earth orbit satellites, including eight satellites previously held as ground spares which we launched in May and October 2007, which we refer to as the space segment, and primary and backup terrestrial control centers and gateways, which we refer to as the ground segment. We recognize loss from an in-orbit failure of a satellite as an expense in the period it is determined that the satellite is not recoverable. We regard these recently launched satellites as part of the second-generation constellation which will be supplemented by the 48 second-generation satellites currently being constructed. We estimate these 48 second-generation satellites will have an in-orbit life of 15 years.

We review the carrying value of the Globalstar System for impairment whenever events or changes in circumstances indicate that the recorded value of the space segment and ground segment may not be recoverable. We look to current and future undiscounted cash flows, excluding financing costs, as primary indicators of recoverability. If we determine an impairment exists, we calculate any related impairment loss based on fair value. We believe our two-way telecommunications services, or Duplex services, after the launch of our second- generation constellation, and Simplex services will generate sufficient undiscounted cash flow after our second-generation system becomes fully operational, which is expected to be sometime in 2010, to justify our carrying value for our second-generation costs.

We began depreciating the satellites previously recorded as spare satellites and subsequently incorporated into the Globalstar System on the date each satellite was placed into service (the “In-Service Date”) over an estimated life of eight years.

Income Taxes

Until January 1, 2006, we were taxed as a partnership for U.S. tax purposes (Notes 8 and 12 of our consolidated financial statements). Generally, our taxable income or loss, deductions and credits were passed through to our members. Effective January 1, 2006, we elected to be taxed as a corporation, and thus subject to the provisions as prescribed under Subchapter C of the Internal Revenue Code. We also began accounting for income taxes under Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes” (February 1997).

SFAS No. 109 also requires that when an enterprise changes its tax status from non-taxable to taxable, the effect of recognizing deferred tax assets and liabilities is included in income from continuing operations in the period of change. As a result of our election to be taxed as a corporation effective January 1, 2006, we recognized gross deferred tax assets and gross deferred tax liabilities of approximately $204.2 million and $0.1 million, respectively

At December 31, 2008 and 2007, we recognized gross deferred tax assets of approximately $125.1 million and $144.0 million, respectively. We also established a valuation allowance to reduce the deferred tax assets to an amount that is more likely than not to be realized. As of December 31, 2008 and 2007, we had established valuation allowances of approximately $125.1 million and $122.4 million, respectively. Accordingly, at December 31, 2008 and 2007, net deferred tax assets were approximately $0 and $21.6 million, respectively.

On January 1, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). See Note 8 to our consolidated financial statements for the impact of this adoption on our financial statements.

Second-Generation Satellites and Launch Costs and Ground Component

In November, 2006, we entered into a contract with Thales Alenia Space to construct 48 low-earth orbit satellites. We entered into an additional agreement with Thales Alenia Space in March 2007 for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the “Control Network Facility”) for our second- generation satellite constellation.

In September 2007, we and our Launch Provider entered into an agreement for the launch of our second-generation satellites and certain pre and post-launch services. Pursuant to the agreement, our Launch Provider will make four launches of six satellites each, and we have the option to require our Launch Provider to make four additional launches of six satellites each.

On May 14, 2008, we entered into a contract with Hughes under which Hughes will design, supply and implement the Radio Access Network (“RAN”) ground network equipment and software upgrades for installation at a number of our satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in our various next-generation Globalstar devices. The total contract purchase price of approximately $100.8 million is payable in various increments over a period of 40 months. We have the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. A portion of the payments made under this contract is recognized as an expense.

On October 8, 2008, we signed an agreement with Ericsson, a leading global provider of technology and services to telecom operators. According to the $22.7 million contract, Ericsson will work with us to develop, implement and maintain a ground interface, or core network, system that will be installed at our satellite gateway ground stations. The all Internet protocol (IP) based core network system is wireless 3G/4G compatible and will link our radio access network to the public-switched telephone network (PSTN) and/or Internet. Design of the new core network system is now underway.

We will begin to depreciate these assets once they are completed and placed into service.

Pension Obligations

We have a company-sponsored retirement plan covering certain current and past U.S.-based employees. Until June 1, 2004, substantially all of Old Globalstar’s and our employees and retirees who participated and/or met the vesting criteria for the plan were participants in the Retirement Plan of Space Systems/Loral, Inc. (the “Loral Plan”), a defined benefit pension plan. The accrual of benefits in the Old Globalstar segment of the Loral Plan was curtailed, or frozen, by the administrator of the Loral Plan as of October 23, 2003. Prior to October 23, 2003, benefits for the Loral Plan were generally based upon compensation, length of service with the company and age of the participant. On June 1, 2004, the assets and frozen pension obligations of the segment attributable to our employees were transferred into a new Globalstar Retirement Plan (the “Globalstar Plan”). The Globalstar Plan remains frozen and participants are not currently accruing benefits beyond those accrued as of October 23, 2003. Our funding policy is to fund the Globalstar Plan in accordance with the Internal Revenue Code and regulations.

We account for our defined benefit pension and life insurance benefit plans in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”, (“SFAS 87”), SFAS No. 106, “Employer’s Accounting for Postretirement Benefits Other than Pensions”, (“SFAS 106”) and SFAS No. 158, “Employers’ Accounting Defined Benefit Pension and Other Postretirement Plans”, (“SFAS 158”) which require that amounts recognized in financial statements be determined on an actuarial basis. We adopted the recognition and disclosure provisions of SFAS No. 158 on December 31, 2006 and this adoption did not have any impact on our results of operation. Pension benefits associated with these plans are generally based on each participant’s years of service, compensation, and age at retirement or termination. Two critical assumptions, the discount rate and the expected return on plan assets, are important elements of expense and liability measurement.

We determine the discount rate used to measure plan liabilities as of the December 31 measurement date for the U.S. pension plan. The discount rate reflects the current rate at which the associated liabilities could be effectively settled at the end of the year. In estimating this rate, we look at rates of return on fixed-income investments of similar duration to the liabilities in the plan that receive high, investment grade ratings by recognized ratings agencies. Using these methodologies, we determined a discount rate of 5.75% to be appropriate as of December 31, 2008, which is a decrease of 0.25 percentage points from the rate used as of December 31, 2007. An increase of 1.0% in the discount rate would have decreased our plan liabilities as of December 31, 2008 by $1.5 million and a decrease of 1.0% could have increased our plan liabilities by $1.8 million.

A significant element in determining our pension expense in accordance with SFAS No. 158 is the expected return on plan assets, which is based on historical results for similar allocations among asset classes. For the U.S. pension plan, our assumption for the expected return on plan assets was 7.5% for 2008.

We defer the difference between the expected return and the actual return on plan assets and, under certain circumstances, amortize it over future years of service. Therefore, the net deferral of past asset gains (losses) ultimately affects future pension expense. This is also true of changes to actuarial assumptions. As of December 31, 2008, we had net unrecognized pension actuarial losses of $5.2 million. These amounts represent potential future pension and postretirement expenses that would be amortized over average future service periods.

Derivative Instrument

Prior to December 10, 2008, we utilized a derivative instrument in the form of an interest rate swap agreement and a forward contract for purchasing foreign currency to minimize our risk from interest rate fluctuations related to our variable rate credit agreement and minimize our risk from fluctuations related to the foreign currency exchange rates, respectively. We used the interest rate swap agreement and the forward contract for purchasing foreign currency to manage risk and not for trading or other speculative purposes. At the end of each accounting period, we recorded the derivative instrument on our balance sheet as either an asset or a liability measured at fair value. The interest rate swap agreement and the forward contract for purchasing foreign currency did not qualify for hedge accounting treatment. Changes in the fair value of the interest rate swap agreement and the forward contract for purchasing foreign currency were recognized as “Interest rate derivative gain (loss)” and “Other Income” over the life of the agreements, respectively. We terminated the interest swap agreement on December 10, 2008 by making a payment of approximately $9.2 million.

Stock-Based Compensation

Effective January 1, 2006, as a result of our initial public offering, we adopted the provisions of Statement of Financial Accounting Standards 123(R), “Share-Based Payment” (“SFAS 123(R)”), and related interpretations, or SFAS 123(R), to account for stock-based compensation using the modified prospective transition method and therefore have not restated our prior period results. Among other things, SFAS 123(R) requires that compensation expense be recognized in the financial statements for both employee and non-employee share-based awards based on the grant date fair value of those awards. Additionally, stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

5.75% Convertible Senior Notes due 2028

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  As such, the initial debt proceeds from the sale of our 5.75% Convertible Senior Notes due 2028 (the “Notes”), which are discussed in more detail in Note 16 to the Consolidated Financial Statements, are required to be allocated between a liability component and an equity component as of the debt issuance date.   FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We adopted this FSP during the first quarter of 2009.  We retrospectively recasted our results for the year ended December 31, 2008, to reflect the adoption of FSP APB 14-1.

Upon adoption of FSP APB 14-1, we measured the fair value of the $150 million principal amount of Notes issued in April 2008, using an interest rate that we could have obtained at the date of issuance for similar debt instruments without an embedded conversion option.  Based on this analysis, we determined that the fair value of the Notes was approximately $95.5 million as of the issuance date, a reduction of approximately $54.5 million in the carrying value of the Notes.  Also in accordance with FSP APB 14-1, we are required to allocate a portion of the $4.8 million debt issuance costs that were directly related to the issuance of the Notes between a liability component and an equity component as of the issuance date, using the interest rate method as discussed above.  Based on this analysis, we reclassified approximately $1.8 million of these costs as a component of equity.

In 2008, holders of $36.0 million aggregate principal amount of Notes, or 24% of the Notes originally issued, submitted notices of conversion to the trustee in order to convert their Notes into Common Stock and cash in accordance with the terms of the Notes. We also entered into agreements with holders of an additional $42.2 million aggregate principal amount of Notes, or 28% of the Notes originally issued, to exchange the Notes for a combination of Common Stock and cash. We issued approximately 23.6 million shares of Common Stock and paid a nominal amount of cash for fractional shares in connection with the conversions and exchanges. In addition, the holders received an early conversion make whole amount of approximately $9.3 million representing the next five semi-annual interest payments that would have become due on the converted Notes, which was paid from funds in an escrow account for the benefit of the holders of Notes. In the exchanges, Note holders received additional consideration in the form of cash payments or additional shares of our Common Stock in the amount of approximately $1.1 million to induce exchanges. As a result of adopting FSP APB 14-1, we recognized a gain from extinguishment of debt of $49.0 million during 2008. After this conversion, approximately $48.7 million, net of debt discount of $23.1 million, of the Notes were outstanding at December 31, 2008.

Results of Operations

Comparison of Results of Operations for the Years Ended December 31, 2008 and 2007

Statements of Operations	Year Ended December 31, 2008	Year Ended December 31, 2007	% Change
	(In thousands)
Revenue:
Service revenue	$61,794	$78,313	(21)%
Subscriber equipment sales(1)	24,261	20,085	21
Total Revenue	86,055	98,398	(13)
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	37,132	27,775	34
Cost of subscriber equipment sales:
Cost of subscriber equipment sales(2)	17,921	13,863	29
Cost of subscriber equipment sales—Impairment of assets	405	19,109	(98)
Total cost of subscriber equipment sales	18,326	32,972	(44)
Marketing, general and administrative	61,351	49,146	25
Depreciation and amortization	26,956	13,137	105
Total Operating Expenses	143,765	123,030	17
Operating loss	(57,710)	(24,632)	(134)
Gain on extinguishment of debt	49,042	—	N/A
Interest income	4,713	3,170	49
Interest expense	(5,733)	(9,023)	(36)
Interest rate derivative loss	(3,259)	(3,232)	1
Other	(4,497)	8,656	N/A
Loss Before Income Taxes	(17,444)	(25,061)	(30)
Income tax expense (benefit)	(2,283)	2,864	N/A
Net Loss	$(15,161)	$(27,925)	(46)

(1)                                  Includes related party amounts of $0 and $59 for 2008 and 2007, respectively.

(2)                                  Includes related party amounts of $0 and $46 for 2008 and 2007, respectively.

Revenue.  Total revenue decreased by $12.3 million, or approximately 13%, to $86.1 million for 2008, from $98.4 million for 2007. This decrease is attributable to lower service revenues as a result of our two-way communication issues. Our service revenue was lower primarily due to price reductions aimed at maintaining our subscriber base despite our two-way communication issues. Our subscriber equipment sales increased during 2008 as compared to 2007 as a result of the launch of our SPOT satellite messenger product and services. Our retail ARPU during 2008, decreased by 24% to $35.19 from $46.26 for 2007. We added approximately 60,000 net subscribers in 2008 compared to 21,000 net subscriber additions in 2007.

Service Revenue.  Service revenue decreased $16.5 million, or approximately 21%, to $61.8 million for 2008, from $78.3 million for 2007. Although our subscriber base grew 21% during 2008 to approximately 344,000, we experienced decreased retail ARPU resulting in lower service revenue. The primary reason for this decrease in our service revenue was the reduction of our prices in response to our two-way communication issues.

Subscriber Equipment Sales.  Subscriber equipment sales increased by $4.2 million, or approximately 21%, to $24.3 million for 2008, from $20.1 million for 2007. The increase was due primarily to sales in 2008 of our SPOT satellite messenger product and services.

Operating Expenses.  Total operating expenses increased $20.7 million, or approximately 17%, to $143.8 million for 2008, from $123.0 million for 2007. This increase was due to higher cost of goods sold related to our new SPOT satellite messenger product, increased marketing, general and administrative expenses due to our commencing sales of SPOT satellite products and services in late 2007, as well as higher depreciation and amortization expenses related to our eight spare satellites launched in 2007, all of which were partially offset by a $19.1 million asset impairment charge recognized in 2007. In 2008, we incurred a $0.4 million asset impairment charge.

Cost of Services.  Our cost of services for 2008 and 2007 were $37.1 million and $27.8 million, respectively. Our cost of services is comprised primarily of network operating costs. Although our costs are generally fixed in nature, these costs were higher in 2008 as a result of our recently acquired subsidiary in Brazil and higher research and development expenses related to our second generation ground component development.

Cost of Subscriber Equipment Sales.  Cost of subscriber equipment sales decreased approximately $14.6 million, or approximately 44%, to $18.3 million for 2008, from $33.0 million for 2007. This decrease was due primarily to the absence in 2008 of a $19.1 million impairment charge recorded in 2007 offset by higher costs from the launch of our SPOT satellite messenger product, which began in November 2007.

Marketing, General and Administrative.  Marketing, general and administrative expenses increased $12.2 million, or approximately 25%, to $61.4 million for 2008, from $49.1 million for 2007. This increase was due primarily to higher sales and marketing costs related to our SPOT satellite messenger product, costs associated with the acquisition of our subsidiary in Brazil, and increased labor and fringe costs.

Depreciation and Amortization.  Depreciation and amortization expense increased approximately $13.8 million, or 105%, to $27.0 million for 2008, from $13.1 million for 2007. This increase was due primarily to the additional depreciation associated with placing into service all of our spare satellites launched in 2007.

Operating Income (Loss).  Operating loss increased approximately $33.1 million, to $57.7 million for 2008, from $24.6 million for 2007. The increase was due to the higher operating costs described above and lower service revenue.

Gain on Extinguishment of Debt. As a result of adopting FSP APB 14-1, we recognized $49.0 million in gains from the conversions of Notes into our Common Stock during 2008.

Interest Income.  Interest income increased by $1.5 million to $4.7 million for 2008, from $3.2 million for the same period in 2007. This increase was due to increased average cash and restricted cash balances on hand.

Interest Expense.  Interest expense decreased by $3.2 million, to $5.8 million for 2008 from $9.0 million for 2007. This decrease was due primarily to the expensing, in 2007, of our deferred debt issuance costs of $8.1 million as a result of Thermo Funding assuming all of the obligations of the administrative agent and the lenders under our credit agreement with Wachovia Investment Holdings, LLC and the other lenders parties thereto. In 2008, we expensed $1.9 million in deferred financing costs.

Interest Rate Derivative Loss.  For 2008, interest rate derivative loss was $3.3 million compared to $3.2 million in 2007. This increase was due to the unfavorable change in fair value in our interest rate swap agreement which we terminated during the fourth quarter of 2008.

Other Income (Expense).  Other income (expense) generally consists of foreign exchange transaction gains and losses. Other income decreased by $13.2 million for 2008 as compared to 2007 due to an unfavorable exchange rate on the Euro denominated escrow account and a decline in the Canadian dollar during 2008.

Income Tax Expense (Benefit).  Income tax benefit for 2008 was $2.3 million compared to an expense of $2.9 million during 2007. The change between periods was primarily a result of benefits resulting from conversion of our Notes into shares of our Common Stock during 2008.

Net Loss.  Our net loss decreased approximately $12.7 million to a loss of $15.2 million for 2008, from a net loss of $27.9 million for 2007. This decrease was due to the gain on extinguishment of debt, partially offset by increases in costs of operations related to Brazil, higher depreciation and lower service revenue.

Comparison of Results of Operations for the Years Ended December 31, 2007 and 2006

Statements of Operations	Year Ended December 31, 2007	Year Ended December 31, 2006	% Change
	(In thousands)
Revenue:
Service revenue	$78,313	$92,037	(15)%
Subscriber equipment sales(1)	20,085	44,634	(55)
Total Revenue	98,398	136,671	(28)
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	27,775	28,091	(1)
Cost of subscriber equipment sales:(2)
Cost of subscriber equipment sales	13,863	40,396	(66)
Cost of subscriber equipment sales—Impairment of assets	19,109	1,943	N/A
Total cost of subscriber equipment sales	32,972	42,339	(22)
Marketing, general and administrative	49,146	43,899	12
Depreciation and amortization	13,137	6,679	97
Total Operating Expenses	123,030	121,008	2
Operating Income (Loss)	(24,632)	15,663	N/A
Interest income	3,170	1,172	170
Interest expense	(9,023)	(587)	N/A
Interest rate derivative loss	(3,232)	(2,716)	19
Other income (expense), net	8,656	(3,980)	N/A
Income (Loss) Before Income Taxes	(25,061)	9,552	N/A
Income tax expense (benefit)	2,864	(14,071)	(120)
Net Income (Loss)	$(27,925)	$23,623	N/A

(1)                                  Includes related party amount of $59 and $3,423 for the year ended December 31, 2007 and 2006, respectively.

(2)                                  Includes related party amount of $46 and $3,041 for the year ended December 31, 2007 and 2006, respectively.

Revenue.  Total revenue decreased by $38.3 million, or approximately 28.0%, to $98.4 million for the year ended December 31, 2007, from $136.7 million for 2006. This decrease is attributable in part to lower service revenues as a result of our two-way communication issues. Our service revenue was lower primarily due to price reductions aimed at maintaining our subscriber base despite our two-way communication issues. Our subscriber equipment sales also decreased significantly during the year ended December 31, 2007 as compared to 2006 as a result of our two-way communications issues. Our retail ARPU during the year ended December 31, 2007, decreased by 21.5% to $46.26 from $58.91 for 2006. We added approximately 21,000 subscribers in 2007 compared to 67,000 net subscriber additions in 2006.

Service Revenue.  Service revenue decreased $13.7 million, or approximately 14.9%, to $78.3 million for the year ended December 31, 2007, from $92.0 million for 2006. Although our subscriber base grew 8.0% to approximately 284,000 over the year ended December 31, 2007, we experienced decreased retail ARPU resulting in lower service revenue. We believe that the primary reason for this decrease in our service revenue was the reduction of our prices in response to our two-way communication issues.

Subscriber Equipment Sales.  Subscriber equipment sales decreased by $24.5 million, or approximately 55.0%, to $20.1 million for the year ended December 31, 2007, from $44.6 million for 2006. The decrease was due primarily to concerns over our two-way communications issues.

Operating Expenses.  Total operating expenses increased $2.0 million, or approximately 1.7%, to $123.0 million for the year ended December 31, 2007, from $121.0 million for the year ended December 31, 2006. This increase was due primarily to a net asset impairment charge to our first-generation phone and accessory inventory of $19.1 million as a result of our assessment of inventory quantities and higher depreciation expense which was partially offset by the lower cost of subscriber equipment consistent with lower equipment sales for the year ended December 31, 2007.

Cost of Services.  Our cost of services for the years ended December 31, 2007 and 2006 were $27.8 million and $28.1 million, respectively. Our cost of services is comprised primarily of network operating costs, which are generally fixed in nature. Cost of services declined as a result of lower telecom costs and reductions in certain labor costs offset partially by an increase in non-cash executive incentive compensation as compared to 2006.

Cost of Subscriber Equipment Sales.  Cost of subscriber equipment sales decreased $9.4 million, or approximately 22.1%, to $33.0 million for the year ended December 31, 2007, from $42.4 million for 2006. This decrease was due primarily to lower equipment sales as a result of our two-way communication issues and lower equipment cost basis as a result of a net asset impairment charge to our first-generation inventory. In 2007, we recorded a net impairment charge of $19.1 million representing a write down on our first- generation phone and accessory inventory. This charge was taken after our assessment of inventory quantities and recent and projected equipment sales. The asset impairment charge in 2006 was $1.9 million.

Marketing, General and Administrative.  Marketing, general and administrative expenses increased $5.2 million, or approximately 12.0%, to $49.1 million for the year ended December 31, 2007, from $43.9 million for 2006. This increase was due primarily to higher professional fees related to operating as a public company and non-cash stock compensation expense of $9.6 million resulting from the change in the Executive Incentive Compensation Plan offset partially by lower dealer commissions as a consequence of lower sales. Additionally, advertising expenses were higher as a result of the introduction of our new SPOT products and services in the fourth quarter of 2007.

Depreciation and Amortization.  Depreciation and amortization expense increased $6.4 million, or 96.7%, to $13.1 million for the year ended December 31, 2007, from $6.7 million for 2006. This increase was due primarily to the additional depreciation associated with placing five of our recently-launched spare satellites into service and as a result of reducing the remaining useful life of our satellite system and related assets from 39 months to 27 months, beginning in the fourth quarter of 2006.

Operating Income (Loss).  Operating income decreased $40.3 million, to an operating loss of $24.6 million for the year ended December 31, 2007, from operating income of $15.7 million for 2006. The decrease was due to the asset impairment charge described above and lower service and subscriber equipment revenues partially offset by lower cost of equipment sales.

Interest Income.  Interest income increased by $2.0 million to $3.2 million for the year ended December 31, 2007, from $1.2 million for the same period in 2006. This increase was due to increased average cash balances on hand.

Interest Expense.  Interest expense increased by $8.4 million, to $9.0 million for the year ended December 31, 2007 from $0.6 million for 2006. This increase was due primarily to the expensing of our deferred debt issuance costs of $8.1 million as a result of Thermo Funding assuming all of the obligations of the administrative agent and the lenders under our credit agreement with Wachovia Investment Holdings, LLC and the other lenders parties thereto.

Interest Rate Derivative Loss.  For the year ended December 31, 2007, interest rate derivative loss was $3.2 million compared to $2.7 million in 2006. This increase was due to the decrease in the fair value of our interest rate swap agreement.

Other Income (Expense).  Other income (expense) generally consists of foreign exchange transaction gains and losses. Other income increased by $12.6 million for the year ended December 31, 2007 as compared to 2006 due to a favorable exchange rate on the Euro denominated escrow account during 2007.

Income Tax Expense (Benefit).  Income tax expense for the year ended December 31, 2007 was $2.9 million compared to a net income tax benefit of $14.1 million during 2006. The change between periods was primarily a result of a $21.4 million deferred tax benefit recorded on January 1, 2006 upon our election to be taxed as a C Corporation.

Net Income (Loss).  Our net income decreased $51.5 million to a loss of $27.9 million for the year ended December 31, 2007, from net income of $23.6 million for the year ended December 31, 2006. This decrease was due primarily to the $19.1 million asset impairment charge related to our inventory recognized in 2007, the non-cash charges relating to the compensation and debt issuance costs discussed above, lower operating income in 2007 and the $14.1 million net deferred tax benefit recognized in 2006.

Liquidity and Capital Resources

The following table shows our cash flows from operating, investing and financing activities for the years ended December 31, 2008, 2007 and 2006 (in thousands):

Statements of Cash Flows	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Net cash from (used in) operating activities	$(30,585)	$(7,669)	$14,571
Net cash (used in) investing activities	(258,581)	(183,378)	(160,316)
Net cash from financing activities	252,533	193,489	170,601
Effect of exchange rate changes on cash	11,436	(8,586)	(1,428)
Net Increase (Decrease) in Cash and Cash Equivalents	$(25,197)	$(6,144)	$23,428

Currently, our principal sources of liquidity are our credit agreement with Thermo Funding, our existing cash and internally generated cash flow from operations, if positive.

At January 1, 2009, our principal short-term liquidity needs were:

•                  to make payments to procure our second-generation satellite constellation, construct the Control Network Facility and launch related costs, in a total amount not yet determined, but which will include approximately €92.1 million payable to Thales Alenia Space by December 31, 2009 under the purchase contract for our second-generation satellites and €2.4 million payable to Thales Alenia Space by December 2009 under the contract for construction of the Control Network Facility, respectively;

•                  to make payments related to our launch for the second-generation satellite constellation in the amount of $132.7 million payable to our Launch Provider by December 31, 2009;

•                  to make payments related to the construction of our second-generation ground component in the amount of $20.6 million by December 31, 2009; and

•                  to fund our working capital (which was a deficit of $22.2 million at December 31, 2008); we expect this deficit to increase further in 2009.

Our liquidity sources at December 31, 2008 are insufficient to fund our short-term or long-term needs. We must obtain additional financing to fund the procurement and deployment of our  —generation constellation and other related construction costs and our on-going operations, which are currently generating negative cash flows. Due to the worldwide economic crisis and the tight credit market, obtaining suitable financing remains challenging. Our registered public accounting firm’s audit report on our consolidated financial statements as of December 31, 2008, and for the year then ended includes a “going concern” explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern. The “going concern” explanatory paragraph reflects substantial doubt about our ability to obtain this financing in a timely manner.

We are pursuing a number of options involving issuance of additional debt, equity or both to obtain the required funding as well as seeking to reduce our internal costs and aggressively grow our revenues. We cannot assure you that sufficient additional financing will be obtained on acceptable terms, if at all. If we fail to obtain necessary additional financing, the procurement and deployment of our second-generation satellite constellation, related construction costs and our ongoing operations will be materially adversely impacted. We could default on our commitments to our satellite, launch, ground component and other third party vendors, possibly leading to termination of our second-generation construction contracts or other contracts some of which have substantial termination fees. We may also be required to reduce substantially our ongoing operations or discontinue operations all together. If we do not acquire and deploy our second generation constellation and/or discontinue operations, we may lose our FCC license, international spectrum rights and/or ATC authority in the United States. If we lose our FCC license, rights to international spectrum or ATC authority, we will lose the right to operate our business in those parts of the world and may not be able to continue as a going concern and would be required to sell our satellite business or assets in those areas of the world or cease operations all together.

In addition, we may have difficulty maintaining existing relationships, or developing new relationships, with suppliers or vendors as a result of our financial condition. Our suppliers or vendors could choose to provide supplies or services to us on more stringent payment terms than those currently in place, such as by requiring advance payment or payment upon delivery of such supplies or services, which would have an adverse impact on our short-term cash flows. As a result, our ability to retain current customers, attract new customers and maintain contracts that are critical to our operations may be adversely affected.

Finally, these events may result in defaults under our current financing arrangements which would permit acceleration of our indebtedness and exercise of remedies by our lenders.

During the years ended December 31, 2008, 2007 and 2006, our principal sources of liquidity were:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
	(Dollars in millions)
Cash on-hand at beginning of period	$37.6	$43.7	$20.3
Proceeds from sale of Notes, net	$145.1	$—	$—
Capital contributions by Thermo net	$—	$—	$13.0
Borrowings under Thermo Funding credit agreement, net	$116.1	$50.0	$—
Purchase of common stock by Thermo Funding	$—	$152.7	$47.3
Proceeds of initial public offering, net	$—	$—	$116.6
Cash generated (used) by operations	$(30.6)	$(7.7)	$14.6

We plan to fund our short-term liquidity requirements from the following sources:

•                  cash from our revolving credit agreement with Thermo ($33.9 million was available on an uncommitted basis at December 31, 2008, of which we borrowed $7.8 million in 2009);

•                  cash on hand ($12.4 million at December 31, 2008);

•                  cash in our escrow account ($43.5 million at December 31, 2008), which will be used periodically to pay down our obligation to Thales Alenia Space or, if permitted, for operating purposes; and

•                  the incurrence of additional indebtedness, additional equity financings or a combination thereof as described above.

Our principal long-term liquidity needs are:

•                  to pay the costs of procuring and deploying our second-generation satellite constellation and upgrading our gateways and other ground facilities;

•                  to fund our working capital, including any growth in working capital required by growth in our business; and

•                  to fund the cash requirements of our independent gateway operator acquisition strategy, in an amount not determinable at this time.

We plan to fund our long-term capital needs with additional debt or equity financings as described above, any available cash flow from operations in future periods, which we expect will be generated primarily from sales of our Simplex products and services, including our SPOT satellite messenger products and services, and potential ATC monetization strategies. See “Capital Expenditures” below and Item 1A. Risk Factors—“If we fail to obtain, on a timely basis, the additional financing necessary to fund the procurement and deployment of our second-generation constellation and other related construction costs and our ongoing operations, which are generating negative cash flows, we may not be able to continue as a going concern.”

Our liquidity and our ability to fund these needs and to make payments for principal and interest will depend on achieving substantial growth in revenues, having positive cash flows from operations, obtaining additional financing or access to our restricted cash for operating purposes or a combination thereof, which will be subject in part to general economic, financial, regulatory and other factors, including obtaining the consent of others, that are beyond our control, including our ability to achieve positive cash flow from operations despite the problems with our satellite constellation described elsewhere, the willingness of others to invest in us and trends in our industry and technology discussed elsewhere in this Report. In addition to these general and economic and industry factors, the principal factors affecting our cash flows will be our ability to continue to provide attractive and competitive services and products, successfully manage the degradation of our current satellite constellation until we can deploy our second-generation satellite constellation, increase our number of subscribers and retail average revenue per unit, control our costs, and maintain our margins and profitability. If those factors change significantly or other unexpected factors adversely affect us, our business may not generate sufficient cash flow from operations and future financings may not be available on terms acceptable to us or at all to meet our liquidity needs. In assessing our liquidity, our management reviews and analyzes our current cash on-hand, the average number of days our accounts receivable are outstanding, the contractual rates that we have established with our vendors, inventory turns, foreign exchange rates, capital expenditure commitments and income tax rates.

Net Cash from (used in) Operating Activities

Net cash used in operating activities for 2008 increased to a cash outflow of $30.6 million from an outflow of $7.7 million for 2007. This increase was due primarily to lower revenues, lower inventory turnover and higher operating expenses during 2008 as compared to 2007.

Net cash provided by operating activities for 2007 decreased to a cash outflow of $7.7 million from a cash inflow of $14.6 million for 2006. This decrease was due primarily to lower revenues and lower inventory turnover during 2007 as compared to 2006.

Net Cash from (used in) Investing Activities

Cash used in investing activities was $258.6 million for 2008, compared to $183.4 million in 2007. This increase was primarily the result of capital expenditures associated with construction expenses for our second-generation satellite constellation.

Cash used in investing activities was $183.4 million for 2007, compared to $160.3 million in 2006. This increase was primarily the result of capital expenditures associated with construction expenses for our second-generation satellite constellation and the launches of our eight spare satellites in 2007.

Net Cash from Financing Activities

Net cash provided by financing activities increased by $59.0 million to $252.5 million in 2008 from $193.5 million in 2007. The increase was primarily due to $116.1 million, net drawn on the credit agreement with Thermo Funding and the $145.1 million from the issuance of the Notes.

Net cash provided by financing activities increased by $22.9 million to $193.5 million from $170.6 million for 2007 as compared to 2006. The increase was primarily the result of $152.7 million of equity purchased by Thermo Funding pursuant to its irrevocable standby stock purchase agreement and $50.0 million drawn on the revolving credit agreement with Thermo Funding offset by $116.6 million received as proceeds from our initial public offering in November, 2006 and $47.3 million received pursuant to Thermo Funding’s irrevocable standby stock purchase agreement during 2006.

Capital Expenditures

Our capital expenditures consist primarily of upgrading our satellite constellation and gateways and other ground facilities. We have completed construction of a gateway in Singapore at a total cost of approximately $4.0 million. This gateway was fully operational for Simplex service in October 2008. Duplex service is expected to be introduced when the second- generation constellation becomes operational.

In 2005, we commenced capital expenditures for the launch of our eight spare satellites in 2007. In 2008 and 2007, we incurred $0.1 million and $37.6 million (excluding capitalized interest and internal costs), respectively, related to the launch of our eight spare satellites. The total cost for the launch of the spare satellites was approximately $124.0 million exclusive of capitalized interest and internal costs. As of December 31, 2008, substantially all related payments had been made.

In the fourth quarter of 2006, we entered into a contract with Thales Alenia Space for our second-generation satellite constellation. The total contract price, including subsequent additions, is €670.3 million (approximately $931.1 million at a weighted average conversion rate of €1.00 = $1.3891 at December 31, 2008, including approximately €146.8 million which was paid by us in U.S. dollars at a fixed conversion rate of €1.00 = $1.2940). We have made payments in the amount of approximately $347.5 million in related costs through December 31, 2008. At our request, Thales Alenia Space has presented to us a four-part sequential plan for accelerating delivery of the initial 24 satellites by up to four months. The expected cost of this acceleration will range from approximately €6.7 million to €13.4 million ($9.4 million to $18.9 million at €1.00 = $1.4097 at December 31, 2008). In 2007, we authorized the first two portions of this plan with an additional cost of €4.1 million ($5.9 million at €1.00 = $1.4499). We cannot provide assurance that the acceleration will occur.

In March 2007, we entered into an agreement with Thales Alenia Space for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the “Control Network Facility”) for our second-generation satellite constellation. This agreement complements the second-generation satellite construction contract with Thales Alenia Space for the construction of 48 low-earth orbit satellites and allows Thales Alenia Space to coordinate all aspects of the second-generation satellite constellation project, including the transition of first-generation software and hardware to equipment for the second generation. The total contract price for the construction and associated services is €9.2 million (approximately $13.1 million at a conversion rate of €1.00 = $1.4252) consisting of €4.1 million for the Satellite Operations Control Centers, €3.1 million for the Telemetry Command Units and €2.0 million for the In Orbit Test Equipment, with payments to be made on a quarterly basis through completion of the Control Network Facility in late 2009. We have made payments in the amount of approximately €6.7 million (approximately $9.9 million) through December 31, 2008.

In September 2007, we entered into a contract with our Launch Provider for the launch of our second-generation satellites and certain pre and post-launch services. Pursuant to the contract, our Launch Provider will make four launches of six satellites each, and we have the option to require our Launch Provider to make four additional launches of six satellites each. The total contract price for the first four launches is $216.1 million. As of December 31, 2008, we have made payments in the aggregate amount of approximately $26.3 million associated with our launch services contract. The anticipated time period for the first four launches ranges from as early as the fourth quarter of 2009 through the end of 2010 and the optional launches are available from spring 2010 through the end of 2014. Prolonged delays due to postponements by us or our Launch Provider may result in adjustments to the payment schedule.

On May 14, 2008, we entered into a contract with Hughes under which Hughes will design, supply and implement the Radio Access Network (“RAN”) ground network equipment and software upgrades for installation at a number of our satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in our various next-generation devices. The total contract purchase price of approximately $100.8 million is payable in various increments over a period of 40 months. We have the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. As of December 31, 2008, we have made payments in the aggregate amount of approximately $5.4 million associated with this contract. We expensed $1.8 million of these payments and capitalized $3.6 million as second-generation ground component.

On October 8, 2008, we signed an agreement with Ericsson, a leading global provider of technology and services to telecom operators. According to the $22.7 million contract, Ericsson will work with us to develop, implement and maintain a ground interface, or core network, system that will be installed at our satellite gateway ground stations. The all Internet protocol (IP) based core network system is wireless 3G/4G compatible and will link our radio access network to the public-switched telephone network (PSTN) and/or Internet. Design of the new core network system is now underway. The agreement represents the final significant ground network infrastructure component for our next-generation of advanced IP-based satellite voice and data services.

The cost for the satellites, launches and gateway upgrades under these contracts with Thales Alenia Space, Hughes, Ericsson and our Launch Provider are included in the estimated $1.26 billion (the majority of which is denominated in Euros at a weighted average conversion rate of € 1.00=$1.3151 and excludes launch costs for the second 24 satellites, internal costs and capitalized interest) of capital expenditures which we currently anticipate will be required to procure and deploy our second-generation satellite constellation and related gateway upgrades. Since the fourth quarter of 2006, we have used portions of the proceeds from sales of Common Stock to Thermo Funding under the irrevocable standby stock purchase agreement, the proceeds from our initial public offering, the net proceeds from the sale of the Notes and borrowings under our credit facility with Thermo Funding to fund the approximately $514.4 million (excluding internal costs and capitalized interest but including $43.5 million which is held in escrow pursuant to the contract for the procurement of our second-generation satellite constellation to secure our payment obligations under that contract) paid through December 31, 2008. We plan to fund the balance of the capital expenditures through cash generated by our operations, which has been and is currently negative, future debt financings, deferral of payments to certain of our vendors and additional issuance of equity or a combination of these potential sources. The extent of our need for external capital, which we expect to be substantial, will vary depending on the success of our SPOT satellite messenger product and services and other commercial factors. This funding may not be available to us on acceptable terms, or at all.

The amount of actual and contractual capital expenditures related to the construction of the second-generation constellation and satellite operations control centers, ground component and related costs and the launch services contracts is presented in the table below (in millions):

Contract	Currency of Payment	Payments through December 31, 2008	2009	2010	2011	Thereafter	Total
Thales Alenia Second Generation Constellation	EUR	€258.1	€92.1	€92.3	€80.5	€147.3	€670.3
Thales Alenia Satellite Operations Control Centers	EUR	€6.8	€2.4	€—	€—	€—	€9.2
Launch Services	USD	$26.3	$132.7	$57.1	$—	$—	$216.1
Hughes second-generation ground component	USD	$5.4	$19.6	$62.2	$13.6	$—	$100.8
Ericsson	USD	$—	$1.0	$5.9	$13.0	$2.8	$22.7

The exchange rate at December 31, 2008 was €1.00 = $1.4097. The contractual future payments do not include the interest payable on vendor financing agreements related to the Arianespace and Hughes contracts. A portion of these above costs are not considered capitalizable and will be expensed. See “Quantitative and Qualitative Disclosures About Market Risk.”

Cash Position and Indebtedness

As of December 31, 2008, our total cash and cash equivalents were $12.4 million and we had total indebtedness of $271.9 million, compared to total cash and cash equivalents and total indebtedness at December 31, 2007 of $37.6 million and $50.0 million, respectively.

Convertible Debt

On April 15, 2008, we entered into an Underwriting Agreement (the “Convertible Notes Underwriting Agreement”) with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. (together, the “Convertible Notes Underwriters”) relating to the sale by us of $135.0 million aggregate principal amount of Notes. Pursuant to the Convertible Notes Underwriting Agreement, we granted the Convertible Notes Underwriters a 30-day option to purchase up to an additional $15.0 million aggregate principal amount of the Notes solely to cover over-allotments.

The sale of the $135.0 million aggregate principal amount of the Notes was completed on April 15, 2008. The Convertible Notes Underwriters subsequently executed their over-allotment option and purchased an additional $15.0 million aggregate principal amount of the Notes on May 8, 2008. The sale of the Notes was registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (File No. 333-149798), as supplemented by a prospectus supplement and a free-writing prospectus, both dated April 10, 2008.

The Notes were issued under a Senior Indenture, entered into and dated as of April 15, 2008 (the “Base Indenture”), between us and U.S. Bank, National Association, as trustee (the “Trustee”), supplemented by a First Supplemental Indenture with respect to the Notes, entered into and dated as of April 15, 2008 (the “Supplemental Indenture”), between us and the Trustee (the Base Indenture and the Supplemental Indenture, collectively, the “Indenture”). Also, pursuant to the Indenture, the Company, the Trustee and U.S. Bank, National Association, as escrow agent (the “Escrow Agent”), entered into a Pledge and Escrow Agreement dated as of April 15, 2008 (the “Pledge Agreement”).

In accordance with the Pledge Agreement, we placed approximately $25.5 million of the proceeds of the offering of the Notes in an escrow account with the Escrow Agent. The Escrow Agent invests funds in the escrow account in government securities and, if we do not elect to make the payments from other funds, the funds in the escrow account will be used to make the first six scheduled semi-annual interest payments on the Notes. Pursuant to the Pledge Agreement, we pledged our interest in this escrow account to the Trustee as security for these interest payments. At December 31, 2008, the balance in the escrow account was $14.4 million.

Except for the pledge of the escrow account under the Pledge Agreement, the Notes are our senior unsecured debt obligations. There is no sinking fund for the Notes. The Notes mature on April 1, 2028 and bear interest at a rate of 5.75% per annum. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2008, to holders of record on the preceding March 15 and September 15, respectively.

Subject to certain exceptions set forth in the Indenture, the Notes are subject to repurchase for cash at the option of the holders of all or any portion of the Notes (i) on each of April 1, 2013, April 1, 2018 and April 1, 2023 or (ii) upon a fundamental change, both at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any. A fundamental change will occur upon certain changes in the ownership of the Company, or certain events relating to the trading of our Common Stock, as further described in the Indenture.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding April 1, 2028. Holders may convert their Notes into shares of Common Stock, subject to our option to deliver cash in lieu of all or a portion of the shares. The Notes are convertible at an initial conversion rate of 166.1820 shares of Common Stock per $1,000 principal amount of the Notes, subject to adjustment in the manner set forth in the Supplemental Indenture. The conversion rate may not exceed 240.9638 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment. In addition to receiving the applicable amount of shares of Common Stock or cash in lieu of all or a portion of the shares, holders of Notes who convert their Notes prior to April 1, 2011 will receive the cash proceeds from the sale by the Escrow Agent of the portion of the government securities in the escrow account that are remaining with respect to any of the first six interest payments that have not been made on the Notes being converted.

In 2008, holders of $36.0 million aggregate principal amount of Notes, or 24% of the Notes originally issued, submitted notices of conversion to the trustee in order to convert their Notes into Common Stock. We also entered into agreements with holders of an additional $42.2 million aggregate principal amount of Notes, or 28% of the Notes originally issued, to exchange the Notes for a combination of Common Stock and cash. We have issued approximately 23.6 million shares of Common Stock and paid a nominal amount of cash for fractional shares in connection with the conversions and exchanges. In addition, the holders received an early conversion make whole amount of approximately $9.3 million representing the next five semi-annual interest payments that would have become due on the converted Notes, which was paid from funds in the escrow account for the benefit of the holders of Notes. In the exchanges, Note holders received additional consideration in the form of cash payments or additional shares of Common Stock in the amount of approximately $1.1 million to induce exchanges. As a result of adopting FSP APB 14-1, we recognized a gain from extinguishment of debt of $49.0 million during 2008. After these conversions and exchanges, approximately $48.7 million, net of debt discount of $23.1 million, of the Notes were outstanding at December 31, 2008.

Holders who convert their Notes in connection with certain events occurring on or prior to April 1, 2013 constituting a “make whole fundamental change” (as defined in Note 16 to the consolidated financial statements) will be entitled to an increase in the conversion rate as described in Note 16 to our Consolidated Financial Statements in Part II, Item 8 of this Report.

If we make at least 10 scheduled semi-annual interest payments, the Notes are subject to redemption at our option at any time on or after April 1, 2013, at a price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any.

The Indenture contains customary financial reporting requirements and also contains restrictions on mergers and asset sales. The Indenture also provides that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the Notes when required, acceleration of other material indebtedness and failure to pay material judgments, either the trustee or the holders of 25% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to us or our significant subsidiaries, the principal amount of the Notes and accrued interest automatically becomes due and payable.

Concurrently with the offering of the Notes, on April 10, 2008, we entered into a share lending agreement (the “Share Lending Agreement”) with Merrill Lynch International (the “Borrower”), through Merrill Lynch, Pierce, Fenner & Smith Incorporated, as agent for Borrower (in such capacity, the “Borrowing Agent”), pursuant to which we agreed to lend up to 36,144,570 shares of Common Stock (the “Borrowed Shares”) to the Borrower, subject to certain adjustments set forth in the Share Lending Agreement, for a period ending on the earliest of (i) the date we notify the Borrower in writing of its intention to terminate the Share Lending Agreement at any time after the entire principal amount of the Notes ceases to be outstanding and we have settled all payments or deliveries in respect of the Notes (as the settlement may be extended pursuant to market disruption events or otherwise pursuant to the Indenture), whether as a result of conversion, redemption, repurchase, cancellation, at maturity or otherwise, (ii) our written agreement with the Borrower to terminate, (iii) the occurrence of a Borrower default, at our option, and (iv) the occurrence of our default, at the option of the Borrower. Pursuant to the Share Lending Agreement, upon the termination of the share loan, the Borrower must return the Borrowed Shares to us. The only exception would be that, if pursuant to a merger, recapitalization or reorganization, the Borrowed Shares were exchanged for or converted into cash, securities or other property (“Reference Property”), the Borrower would return the Reference Property. Upon the conversion of Notes (in whole or in part), a number of Borrowed Shares proportional to the conversion rate for such notes must be returned to us. At our election, the Borrower may remit cash equal to the market value of the corresponding Borrowed Shares instead of returning to us the Borrowed Shares otherwise required by conversions of the Notes.

On April 10, 2008, we entered into an underwriting agreement (the “Equity Underwriting Agreement”) with the Borrower and the Borrowing Agent. Pursuant to and upon the terms of the Share Lending Agreement, we will issue and lend the Borrowed Shares to the Borrower as a share loan. The Borrowing Agent also is acting as an underwriter (the “Equity Underwriter”) with respect to the Borrowed Shares which were being offered to the public. The Borrowed Shares include an aggregate of approximately 32.0 million shares of Common Stock loaned by us to the Borrower on separate occasions, delivered pursuant to the Share Lending Agreement and the Underwriting Agreement, and an additional 4.2 million shares of Common Stock that, from time to time, may be borrowed from us by the Borrower pursuant to the Share Lending Agreement and the Underwriting Agreement and subsequently offered and sold at prevailing market prices at the time of sale or negotiated prices. The sale of the Borrowed Shares was registered under the S-3(33-149798). We used two prospectus supplements for the transaction, one for the sale of the convertible notes (and the underlying common stock) and the other for the sale of the Borrowed Shares. We filed the prospectus supplement for the sale of the Borrowed Shares pursuant to Rule 424(b) (3) on April 2, 2008 and pursuant to Rule 424(b) (5) on April 14, 2008. At December 31, 2008, approximately 24.2 million Borrowed Shares remained outstanding. The Borrower returned to us an additional 6.9 million Borrowed Shares in January 2009.

We will not receive any proceeds from the sale of the Borrowed Shares pursuant to the Share Lending Agreement but will receive a nominal lending fee of $0.0001 per share for each share of Common Stock that we loan to the Borrower pursuant to the Share Lending Agreement. The Borrower will receive all of the proceeds from the sale of Borrowed Shares pursuant to the Share Lending Agreement. At our election, the Borrower may remit to us cash equal to the market value of the corresponding Borrowed Shares instead of returning the Borrowed Shares to us as a result of conversions by Note holders.

The shares that we loaned to the Borrower will be issued and outstanding for corporate law purposes, and accordingly, the holders of the Borrowed Shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or makes on its outstanding shares of Common Stock. However, under the Share Lending Agreement, the Borrower has agreed:

•                  To pay, within one business day after the relevant payment date, to us an amount equal to any cash dividends that we pay on the Borrowed Shares; and

•                  To pay or deliver to us, upon termination of the loan of Borrowed Shares, any other distribution, in liquidation or otherwise, that we make on the Borrowed Shares.

To the extent the Borrowed Shares we initially lent under the Share Lending Agreement and offered in the Common Stock offering have not been sold or returned to it, the Borrower has agreed that it will not vote any such Borrowed Shares. The Borrower has also agreed under the Share Lending Agreement that it will not transfer or dispose of any Borrowed Shares, other than to its affiliates, unless the transfer or disposition is pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from the Borrower (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of our Common Stock.

On December 18, 2008, we entered into Amendment No. 1 to Share Lending Agreement with the Borrower and the Borrowing Agent. Pursuant to Amendment No.1, we have the option to request the Borrower to deliver cash instead of returning borrowed shares of Company Common Stock upon any termination of loans at the Borrower’s option, at the termination date of the Share Lending Agreement or when the outstanding loaned shares exceed the maximum number of shares permitted under the Share Lending Agreement. The consent of the Borrower is required for any cash settlement, which consent may not be unreasonably withheld, subject to the Borrower’s determination of applicable legal, regulatory or self-regulatory requirements or other internal policies. Any loans settled in shares of Company Common Stock will be subject to a return fee based on the stock price as agreed by us and the Borrower. The return fee will not be less than $0.005 per share or exceed $0.05 per share.

As a result of this amendment, we believe that, under generally accepted accounting principles in the United States as currently in effect, the approximately 24.2 million Borrowed Shares currently outstanding under the Share Lending Agreement will be considered outstanding for the purpose of computing and reporting our earnings per share. Prior to this amendment, the Borrowed Shares were not considered outstanding for the purpose of computing and reporting our earnings per share due to the substantial elimination of the economic dilution due to contractual provisions, that otherwise would have resulted from the issuance of the Borrowed Shares.

We evaluated the various embedded derivatives within the Indenture for bifurcation from the Notes under the provisions of FASB’s Statement of Financial Standards No.133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), Emerging Issues Task Force Issue No. 01-6, “The Meaning of Indexed to a Company’s Own Stock” (“EITF 01-6”) and Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”). Based upon our detailed assessment, we concluded that these embedded derivatives were either (i) excluded from bifurcation as a result of being clearly and closely related to the Notes or are indexed to our Common Stock and would be classified in stockholders’ equity if freestanding or (ii) the fair value of the embedded derivatives was estimated to be immaterial.

Upon adoption of FSP APB 14-1, we measured the fair value of the $150 million principal amount of Notes issued in April 2008, using an interest rate that we could have obtained at the date of issuance for similar debt instruments without an embedded conversion option.  Based on this analysis, we determined that the fair value of the Notes was approximately $95.5 million as of the issuance date, a reduction of approximately $54.5 million in the carrying value of the Notes.  Also in accordance with FSP APB 14-1, we are required to allocate a portion of the $4.8 million debt issuances costs that were directly related to the issuance of the Notes between a liability component and an equity component as of the issuance date, using the interest rate method as discussed above.  Based on this analysis, we reclassified approximately $1.8 million of these costs as a component of equity.

In 2008, holders of $36.0 million aggregate principal amount of Notes, or 24% of the Notes originally issued, submitted notices of conversion to the trustee in order to convert their Notes into Common Stock and cash in accordance with the terms of the Notes.  We also entered into agreements with holders of an additional $42.2 million aggregate principal amount of Notes, or 28% of the Notes originally issued, to exchange the Notes for a combination of Common Stock and cash. We issued approximately 23.6 million shares of our Common Stock and paid a nominal amount of cash for fractional shares in connection with the conversions and exchanges. In addition, the holders received an early conversion make whole amount of approximately $9.3 million representing the next five semi-annual interest payments that would have become due on the converted Notes, which was paid from funds in an escrow account for the benefit of the holders of the Notes. In the exchanges, Note holders received additional consideration in the form of cash payments or additional shares of our Common Stock in the amount of approximately $1.1 million to induce exchanges. As a result of adopting FSP APB 14-1, we recognized a gain from extinguishment of debt of $49.0 million during 2008. After this conversion, approximately $48.7 million, net of debt discount of $23.1 million, of the Notes were outstanding at December 31, 2008.

Credit Agreement

On August 16, 2006, we entered into an amended and restated credit agreement with Wachovia Investment Holdings, LLC, as administrative agent and swingline lender, and Wachovia Bank, National Association, as issuing lender, which was subsequently amended on September 29 and October 26, 2006. On December 17, 2007, Thermo Funding was assigned all the rights (except indemnification rights) and assumed all the obligations of the administrative agent and the lenders under the amended and restated credit agreement and the credit agreement was again amended and restated. On December 18, 2008, we entered into a First Amendment to Second Amended and Restated Credit Agreement with Thermo Funding, as lender and administrative agent, to increase the amount available to us under the revolving credit facility from $50 million to $100 million. We have also borrowed an aggregate of $100.0 million under the term loan facility of the credit agreement. In addition to the $200.0 million revolving and term loan facilities, the amended and restated credit agreement permits us to incur additional term loans on an equally and ratably secured, pari passu, basis in an aggregate amount of up to $250.0 million (plus the amount of any reduction in the delayed draw term loan facility or prepayment of loans) from the lenders under the credit agreement or other banks, financial institutions or investment funds approved by us and the administrative agent. We have not sought commitments for these additional term loans. These additional term loans may be incurred only if no event of default then exists and if we are in pro-forma compliance with all of the financial covenants of the credit agreement.

The credit agreement limits the amount of our capital expenditures, requires us to maintain minimum liquidity of $5.0 million and provides that as of the end of the second full fiscal quarter after we place 24 of our second-generation satellites into service and at the end of each fiscal quarter thereafter, we must maintain a consolidated senior secured leverage ratio of not greater than 5.0 to 1.0. We were in compliance with these financial covenants at December 31, 2008. Additionally, the credit agreement limits our ability to make dividend payments and other distributions.

All loans will mature on December 31, 2012. Revolving credit loans bear interest at LIBOR plus 4.25% to 4.75% or the greater of the prime rate or the Federal Funds rate plus 3.25% to 3.75%. We had borrowings of $66.1 million under the revolving credit facility at December 31, 2008. The delayed draw term loan bears interest at either 5% plus the greater of the prime rate and the Federal Funds rate plus 0.5%, or LIBOR plus 6%. The delayed draw term loan facility bears an annual commitment fee of 2.0% until drawn or terminated. The revolving credit loan facility bears an annual commitment fee of 0.5% until drawn or terminated. Additional term loans will bear interest at rates to be negotiated. The loans may be prepaid without penalty at any time. On September 29, 2008, we and Thermo agreed that, effective May 26, 2008, all payment of interest on the debt would be deferred until 45 days after Thermo provides notice that the interest is then payable. Interest will accrue on this outstanding interest at the same rate as the underlying loan and be compounded on December 31, 2008 and annually thereafter.

To hedge a portion of the interest rate risk with respect to the delayed draw term loans, we entered into a five-year interest rate swap agreement. See “Note 14: Derivatives” of the Notes to Consolidated Financial Statements in Part II, Item 8 of this Report. Upon the assumption of the credit agreement by Thermo Funding, the interest rate swap agreement was amended to require us to provide collateral in cash and securities equal to the negative value of the interest rate swap. On December 10, 2008, we terminated the interest rate swap agreement by making a payment of approximately $9.2 million. At December 31, 2007 and 2006, the negative value of the interest rate swap agreement was classified as a non-current liability.

Irrevocable Standby Stock Purchase Agreement

In connection with the execution of the initial Wachovia credit agreement on April 24, 2006, we entered into an irrevocable standby stock purchase agreement with Thermo Funding pursuant to which it agreed to purchase under the circumstances described below up to 12,371,136 shares of our Common Stock at a price per share of approximately $16.17 (approximately $200.0 million in the aggregate), without regard to any future increase or decrease in the trading price of our Common Stock. Thermo Funding’s obligation to purchase these shares was secured by the escrow of cash and marketable securities in an amount equal to 105% of its unfunded commitment. Thermo Funding completed its purchase of all shares subject to the agreement on November 2, 2007. All requirements were fulfilled by Thermo Funding by November 2007. As required by the pre-emptive rights provisions contained in our former certificate of incorporation, we intend to offer our stockholders as of June 15, 2006 who are accredited investors (as defined under the Securities Act of 1933) and who received 36 or more shares of our Common Stock as a result of the Old Globalstar bankruptcy, the opportunity to purchase shares of our Common Stock on substantially the same terms as Thermo Funding. These stockholders, excluding stockholders who have waived their pre-emptive rights, will be entitled to purchase, and upon entering into a commitment may elect to purchase at any time thereafter, up to 785,328 additional shares of our Common Stock at approximately $16.17 per share in the pre-emptive rights offering.

Contractual Obligations and Commitments

At December 31, 2008, we have a remaining commitment to purchase a total of $49.2 million of mobile phones, services and other equipment under various commercial agreements with QUALCOMM. We expect to fund this remaining commitment from our working capital, funds generated by our operations, and, if necessary, additional capital from the issuance of equity or debt or a combination thereof. On October 28, 2008, we and QUALCOMM amended our agreement to extend the term for 12 months and defer delivery of mobile phones and related equipment until 2011.

Effective August 10, 2007 (the “Effective Date”), our board of directors, upon recommendation of the Compensation Committee, approved the concurrent termination of our Executive Incentive Compensation Plan and awards of restricted stock or restricted stock units under our 2006 Equity Incentive Plan to five executive officers (the “Participants”). Each Award Agreement provides that the recipient will receive awards of restricted Common Stock or restricted stock units, which upon vesting, each entitle him to one share of our Common Stock. Total benefits per Participant (valued at the grant date) are approximately $6.0 million, which represents an increase of approximately $1.5 million in potential compensation compared to the maximum potential benefits under the Executive Incentive Compensation Plan. However, the new Award Agreements extend the vesting period by up to two years and provide for payment in shares of Common Stock instead of cash, thereby enabling us to conserve our cash for capital expenditures for the procurement and launch of our second-generation satellite constellation and related ground station upgrades. One of the original five Participants left our employ in January 2009 and agreed to provide consulting services through December 31, 2009. If he fulfills all the terms of the consulting agreement, he will receive all but $750,000 of the original compensation in accordance with a modified vesting schedule.

On November 30, 2006, we and Thales Alenia Space entered into a definitive contract pursuant to which Thales Alenia Space will construct 48 low-earth- orbit satellites in two batches (the first of 25, including a proto-flight model satellite, and the second of 23) for our second-generation satellite constellation. Under the contract, Thales Alenia Space also will provide launch support services and mission operations support services. We have contracted separately with our Launch Provider for launch services and will do so for launch insurance for the satellites. The total contract price, including subsequent additions, will be approximately €670.3 million, (approximately $931.1 million at a weighted average conversion rate of €1.00 = $1.3891 at December 31, 2008 including approximately €146.8 million which was paid by us in U.S. dollars at a fixed conversion rate of €1.00 = $1.2940), subject to reduction by approximately €28.0 million (approximately $41.2 million) if we elect to accelerate construction and delivery of the second batch of satellites. Of the €670.3 million, approximately €630.1 million ($875.3 million) will be paid for the design, development and manufacture of the satellites and approximately €40.2 million ($55.8 million) will be paid for launch and mission support services. We are also obligated to pay Thales Alenia Space up to $75.0 million in bonus payments depending upon the fulfillment of various conditions, including our cumulative EBITDA exceeding certain projections, Thales Alenia Space’s achievement of the specified delivery schedule and satisfactory operation of the satellites after delivery. The approximately €12.4 million ($16.0 million) paid by us to Thales Alenia Space pursuant to an Authorization to Proceed dated October 5, 2006, as amended, was credited against payments to be made by us under the contract. We have established and maintain an escrow account with a commercial bank to secure our payment obligations under the contract, with the amount of the escrow account equal to approximately the next two quarterly payments required by the contract. The initial escrow deposit was €40.0 million. We and Thales Alenia Space entered into the escrow agreement on December 21, 2006. We obtained the consent of our lenders to establish the escrow account. Payments under the contract began in the fourth quarter of 2006 and will extend into the fourth quarter of 2013 unless we elect to accelerate the delivery of the second batch of satellites. The contract requires Thales Alenia Space to commence delivery of the satellites in the third quarter of 2009, with deliveries continuing until the third quarter of 2013, unless we elect to accelerate deliveries. If we elect to accelerate delivery of the second batch of satellites, it is contemplated that all of the satellites will be delivered by the third quarter of 2010. We have made payments in the amount of approximately €258.1 million (approximately $347.5 million) through December 31, 2008 under this contract. At our request, Thales Alenia Space has presented a four-part sequential plan to us for accelerating delivery of the initial 24 satellites by up to four months. The expected cost of this acceleration will range from approximately €6.7 million to €13.4 million ($9.4 million to $18.9 million at €1.00 = $1.4097 at December 31, 2008). In 2007, we authorized the first two portions of this plan with an additional cost of €4.1 million ($5.9 million at €1.00 = $1.4499). We cannot provide assurance that the acceleration will occur.

In March, 2007, we entered into an agreement with Thales Alenia Space for the construction of the Satellite Operations Control Centers, Telemetry Command Units and In Orbit Test Equipment (collectively, the “Control Network Facility”) for our second-generation satellite constellation. This agreement complements the second-generation satellite construction contract with Thales Alenia Space for the construction of 48 low-earth orbit satellites and allows Thales Alenia Space to coordinate all aspects of the second-generation satellite constellation project, including the transition of first-generation software and hardware to equipment for the second generation. The total contract price for the construction and associated services is €9.2 million (approximately $13.1 million at a weighted average conversion rate of €1.00 = $1.4252) consisting of €4.1 million for the Satellite Operations Control Centers, €3.1 million for the Telemetry Command Units and €2.0 million for the In Orbit Test Equipment, with payments to be made on a quarterly basis through completion of the Control Network Facility in late 2009. We have the option to terminate the contract if excusable delays affecting Thales Alenia Space’s ability to perform the contract total six consecutive months or at its convenience. If we terminate the contract, we must pay Thales Alenia Space the lesser of its unpaid costs for work performed by Thales Alenia Space and its subcontractors or payments for the next two quarters following termination. If Thales Alenia Space has not completed the Control Network Facility acceptance review within sixty days of the due date, we will be entitled to certain liquidated damages. Failure to complete the Control Network Facility acceptance review on or before six months after the due date results in a default by Thales Alenia Space, entitling us to a refund of all payments, except for liquidated damage amounts previously paid or with respect to items where final delivery has occurred. The Control Network Facility, when accepted, will be covered by a limited one-year warranty. The contract contains customary arbitration and indemnification provisions. We have made payments in the amount of approximately €6.7 million (approximately $9.9 million) through December 31, 2008.

On September 5, 2007, we entered into a contract with Arianespace (our “Launch Provider”) for the launch of our second-generation satellites and certain pre and post-launch services. Pursuant to the contract, our Launch Provider will make four launches of six satellites each, and we have the option to require our Launch Provider to make four additional launches of six satellites each. The total contract price for the first four launches is $216.1 million. The cost for the launch of the first 24 satellites under this contract is included in the estimated $1.26 billion (at a weighted average conversion rate of €1.00=$1.3151) to procure and deploy our second-generation satellite constellation and related gateway upgrades. The anticipated time period for the first four launches ranges from as early as the fourth quarter of 2009 through the end of 2010 and the optional launches are available from spring 2010 through the end of 2014. Prolonged delays due to postponements by us or our Launch Provider may result in adjustments to the payment schedule. On July 5, 2008, we amended our agreement with our Launch Provider for the launch of our second-generation satellites and certain pre and post-launch services. Under the amended terms, we can defer payment on up to 75% of certain amounts due to the Launch Provider. The deferred payments will incur annual interest at 8.5% to 12% and become payable one month before the corresponding launch date. As of December 31, 2008, we have incurred $26.3 million associated with the launch services contract.

On May 14, 2008, we entered into a contract with Hughes under which Hughes will design, supply and implement the Radio Access Network (“RAN”) ground network equipment and software upgrades for installation at a number of our satellite gateway ground stations and satellite interface chips to be a part of the User Terminal Subsystem (UTS) in our various next-generation devices. The total contract purchase price of approximately $100.8 million is payable in various increments over a period of 40 months. We have the option to purchase additional RANs and other software and hardware improvements at pre-negotiated prices. As of December 31, 2008, we have made payments in the amount of approximately $5.4 million associated with this contract. We expensed $1.8 million of these payments and capitalized $3.6 million as second-generation ground component.

On October 8, 2008, we signed an agreement with Ericsson, a leading global provider of technology and services to telecom operators. According to the $22.7 million contract, Ericsson will work with us to develop, implement and maintain a ground interface, or core network, system that will be installed at our satellite gateway ground stations. The all Internet protocol (IP) based core network system is wireless 3G/4G compatible and will link our radio access network to the public-switched telephone network (PSTN) and/or Internet. Design of the new core network system is now underway. The agreement represents the final significant ground network infrastructure component for our next-generation of advanced IP-based satellite voice and data services.

Long-term obligations at December 31, 2008, assuming borrowing of the entire $200.0 million under our credit agreement, are as follows:

Contractual Obligations:	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total
	(In millions)
Long-term debt obligations(1)(2)	$—	$200.0	$71.8	$—	$271.8
Operating lease obligations	1.4	2.3	0.8	0.1	4.6
Purchase obligations(3)	303.9	590.4	94.2	—	988.5
Pension obligations	0.4	2.6	1.8	—	4.8
Total	$305.7	$795.3	$168.6	$0.1	$1,269.7

Payments due by period:

(1)                                 Does not include interest on debt obligations. Approximately $200.0 million of our debt bears interest at a floating rate and, accordingly, we are unable to predict interest costs in future years. In addition, future interest costs will depend on the outstanding balance from time to time of the revolving credit facility under our credit agreement and the date on which we borrow the delayed draw term loan. See “Credit Agreement” above.

(2)                                 All of the indebtedness under our credit agreement may be accelerated by the lender upon an event of default. See “—Liquidity and Capital Resources—Credit Agreement.” Events of default under the credit agreement include default under certain covenants.

(3)                                 The purchase obligations for the construction of 48 low-earth satellites and the Control Network facility are converted to U.S. dollars using an exchange rate of €1.00 = $1.4097.

Off-Balance Sheet Transactions

We have no material off-balance sheet transactions.

Recently Issued Accounting Pronouncements

See “Note 2: Summary of Accounting Policies” of the Consolidated Financial Statements in Part II, Item 8 of this Report.